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                                                                  Exhibit 11.0

                            BTU INTERNATIONAL , INC.
        CALCULATION OF NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE
             (Dollars in thousands, except share and per share data)

                                                                         For the Three Months Ended
                                                                         --------------------------
                                                                         March 30,        March 31,
                                                                           1997             1996
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
Net income                                                                $ (276)            $ 357

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Net income applicable to common stockholders                              $ (276)           $1,112
===================================================================================================
Weighted average shares and share equivalents outstanding:

     Common stock                                                       7,279,924        7,288,835

     Stock options                                                              -           68,063
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Weighted average shares and share equivalents outstanding               7,279,924        7,356,898
===================================================================================================

Net income per common and common equivalent share                         $ (0.04)           $0.05
===================================================================================================




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